Exhibit 5.5

Allen Matkins Leck Gamble Mallory & Natsis LLP
Allen Matkins	Attorneys at Law
Three Embarcadero Center, 12th Floor | San Francisco, CA 94111-4074
Telephone: 415.837.1515 | Facsimile: 415.837.1516
www.allenmatkins.com

File Number: C4094-002/LA789157.02

March 14, 2008

Capmark Financial Group Inc.
116 Welsh Road

Horsham, PA 19044

Re:         Capmark Finance Inc. guarantee of up to U.S. $830,000,000 principal amount of Floating Rate Senior Notes due 2010, U.S. $ 1,200,000,000 principal amount of 5.875% Senior Notes due 2012, and U.S. $500,000,000 principal amount of 6.300% Senior Notes due 2017 issued by Capmark Financial Group Inc., a Nevada corporation

Ladies and Gentleman:

We have acted as counsel to Capmark Finance Inc., a California corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Capmark Financial Group Inc., a Nevada corporation (the “Parent”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Parent of up to U.S. $830,000,000 principal amount of Floating Rate Senior Notes due 2010 (the “2010 Exchange Notes”), U.S. $1,200,000,000 principal amount of 5.875% Senior Notes due 2012 (the “2012 Exchange Notes”), and U.S. $500,000,000 principal amount of 6.300% Senior Notes due 2017 (the “2017 Exchange Notes,” and, together with the 2010 Notes and the 2012 Notes, the “Exchange Notes”), and the issuance by the Company of guarantees (the “Exchange Guarantees”) with respect to the Exchange Notes. In such capacity, we have been requested by you to render our opinion with regard to the formation and valid existence of the Company and certain aspects of the Transaction Documents (as defined below), as hereinafter set forth.

The 2010 Exchange Notes, together with their respective guarantees will be issued under an indenture dated May 10, 2007, between Parent, the Company and other guarantors named therein (the “Guarantors”), and Deutsche Bank Trust Company Americas as trustee (the “2010 Notes Indenture”). The 2012 Exchange Notes, together with their respective guarantees will be issued under an indenture dated May 10, 2007, between Parent, the Company and other guarantors named therein, and Deutsche Bank Trust Company Americas as trustee (the “2012 Notes Indenture”). The 2017 Exchange Notes, together with their respective guarantees will be issued under an indenture dated May 10, 2007, between Parent, the Company and other guarantors named therein,

Los Angeles | Orange County | San Diego | Century City | San Francisco | Del Mar Heights | Walnut Creek

Capmark Financial Group Inc.

March 14, 2008

and Deutsche Bank Trust Company Americas as trustee (the “2017 Notes Indenture,” together with the 2010 Notes Indenture and 2012 Notes Indenture, the “Indentures”).

A.        Documents Reviewed and Factual Matters.

In reaching the conclusions expressed in this opinion, we have examined originals or copies satisfactory to us of the following documents (the agreements listed in items 1 and 2 below are hereinafter referred to as the “Transaction Documents”):

1.             the form of Exchange Notes;

2.             the Indentures;

3.             copies of the Articles of Incorporation of the Company and all amendments thereto, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion letter (the “Articles”);

4.             copies of the Bylaws of the Company and all amendments thereto, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion letter (the “Bylaws”);

5.             a Certificate of Good Standing issued by the California Secretary of State on March 10, 2008 with respect to the Company; and

6.             the Certificate of the Company (the “Certificate”) in favor of Allen Matkins Leek Gamble Mallory & Natsis LLP dated March 14, 2008.

For the purpose of rendering this opinion, we have examined the Transaction Documents, and the California Corporations Code (the “Corporation Code”), each as in effect on the date hereof, and such other records, books, documents and matters as we have deemed necessary or appropriate for purposes of this opinion. As to questions of fact material to such opinion, we have relied, with your consent, solely upon the representations of the Company made in the Transaction Documents and the Certificate. No inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below.

Capmark Financial Group Inc.

March 14, 2008

B.             Assumptions.

For the purpose of rendering this opinion, we have made and relied, without independent inquiry, upon the following assumptions:

1.             The genuineness of all signatures and the authenticity of all documents referenced in this opinion submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies;

2.             That there are no documents or other information which we have not been furnished which would materially alter, modify or amend the Transaction Documents;

3.             That all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law for which we are assuming responsibility are published (e.g., reported court decisions and the specialized reporting services of BNA, CCH and Prentice-Hall) or otherwise generally accessible (e.g., LEXIS or WESTLAW) in each case in a manner generally available (i.e., in terms of access and distribution following publication) to lawyers practicing in our judicial circuit; and

4.             The constitutionality and validity of all relevant laws, regulations and agency actions unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult.

C.             Qualifications.

Any opinion expressed herein with respect to the Transaction Documents is specifically subject to and limited by the following:

1.             We express no opinion with respect to the enforceability of the Transaction Documents under California law;

2.             With regard to our opinion in paragraph 3 below concerning violations of any judgment, order or decree of any court or arbitrator, we have relied solely upon an examination of the judgments, orders and decrees known to us or provided to us by the Company;

3.             We express no opinion as to the effect of California, federal, or other laws relating to usury or permissible rates of interest upon the transactions contemplated by the Transaction Documents; and

Capmark Financial Group Inc.

March 14, 2008

4.             Furthermore, we express no opinion with respect to compliance with local or municipal law, antitrust, environmental, land use, securities, tax, pension, employee benefit, margin, insolvency, fraudulent transfer or investment company laws or regulation nor compliance by the Company’s board of directors or shareholders with their fiduciary duties.

D.            Opinions of Counsel.

Based upon our examination of the Transaction Documents and subject to the assumptions and qualifications set forth above, we are of the opinion that:

1.             The Company has been duly incorporated and is validly existing and in good standing as a corporation under the law of California and has full corporate power and authority to conduct its business as described in the Registration Statement.

2.             Each of the Indentures has been duly authorized, executed and delivered by the Company.

3.             The execution, delivery and performance of the Indentures and the Exchange Guarantees by the Company and compliance with the terms and provisions thereof do not and will not (i) violate the Company’s Articles or Bylaws, (ii) violate any California law, rule or regulation that in our experience is typically applicable to the Transaction Documents or to transactions of the nature contemplated by the Transaction Documents or to companies engaged in the same line of business as the Company, or (iii) result in a breach or violation of any of the terms and provisions of, or constitute a default under any order of any governmental agency or body or court to which the Company is a party.

E.             Limitations.

Our opinions herein are based upon the existing laws of the State of California, and we express no opinion as to the laws or regulations of other states or jurisdictions, or with respect to the effect of noncompliance under any such laws or regulations. This opinion is furnished to you solely for your benefit and may not be relied upon by any other person or entity without our prior written consent; provided, however, that the foregoing opinions may be relied upon by Simpson Thatcher Bartlett LLP as if it were an addressee hereof. The opinions expressed herein are based upon the laws of the State of California existing as of this date, and we expressly decline any undertaking to advise you of any legal developments or factual matters arising subsequent to the date hereof which would cause us to amend any portion of the foregoing in part or in whole.

Capmark Financial Group Inc.

March 14, 2008

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

Allen Matkins Leck Gamble Mallory & Natsis LLP